Exhibit 3.52

Exhibit 3.52

Delaware

The first State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WCCO-KRC ACQUISITION CORP.”, CHANGING ITS NAME FROM “WCCO-KRC ACQUISITION CORP.” TO “WESTMORELAND SAVAGE CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF APRIL, A.D. 2002, AT 3:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 1750077

DATE: 04-30-02

3324499 8100

020273351

APR-29-2002 14:32 CT CORP 303 629 2525 P.02

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

WCCO-KRC ACQUISITION CORP.

I, Ray D. Gardner, in my capacity as Assistant Secretary of WCCO-KRC Acquisition Corp., do hereby certify that:

l.The name of the corporation is WCCO-KRC Acquisition Corp. (the “Corporation”).

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting

Article 1 thereof and by substituting in lieu of said Article the following new Article: ARTICLE 1. NAME

The name of the corporation is Westmoreland Savage Corporation.

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by

Ray D. Gardner, its authorized officer, on the 29, April, 2002

By:

Ray D. Gardner

Assistant Secretary

STATE OF DELAWARE SECRETARY OF STATE

DIVISION OF CORPORATIONS FILED 03:30 PM 04/29/2002 020273351—3324499